MOORES ROWLAND MAZARS

Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of LJ International Inc. on Form S-8 of our report dated May 15, 2003, on our audits of the financial statements of LJ International Inc. as of April 30, 2001, April 30, 2002 and December 31, 2002 and for each of the years in the three-year period ended April 30, 2002 and for the eight-month period ended December 31, 2002, included in the Company’s Annual Report on Form 20-F for the eight-month period ended December 31, 2002. We also consent to the reference to our firm in this Prospectus under the caption “Experts”.

-s- Moores Rowland Mazars
Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants, Hong Kong

Dated: January 8, 2004